Exhibit 99.2

Synagro Technologies, Inc. Announces Extension of Form 10-K Filing

    Business Editors

    HOUSTON--(BUSINESS WIRE)--March 15, 2006--Synagro Technologies, Inc. (NASDAQ:SYGR)(ArcaEx:SYGR), ("the Company") announced today that it will file Form 12b-25 with the Securities and Exchange Commission to extend the filing of the Company's 2005 Form 10-K for up to an additional fifteen calendar days.
    The reason for filing this extension is the Company is still in the process of completing the preparation of its consolidated financial statements as well as its evaluation of its internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 and therefore is unable to file its Form 10-K for the year ended December 31, 2005 (the "Form 10-K") in the prescribed time period without unreasonable effort and expense. The additional time required is a direct result of the additional requirements of
Section 404 of the Sarbanes-Oxley Act of 2002, to which the Registrant became subject for the first time with respect to the above-referenced Form 10-K. The Company expects to file its Form 10-K for the year ended December 31, 2005 no later than the fifteenth calendar day following the prescribed due date, as permitted by Rule 12b-25.
    In connection with the Company's evaluation of its internal control over financial reporting, the Company has identified some control issues that it is analyzing to determine if they rise to the level of material weaknesses that would require disclosure in its Form 10-K for the year ended December 31, 2005.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operation. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.

    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700